EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 5, 2021, with respect to the consolidated balance sheets of HMN Financial, Inc. and Subsidiaries as December 31, 2020 and 2019, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, which appears in the December 31, 2020 annual report on Form 10-K of HMN Financial, Inc. and Subsidiaries and in the Registration Statements of HMN Financial, Inc. and Subsidiaries Nos. 33-94388, 33-94386, 333-64232, 333-158893, 333-217714 on Form S-8, and No. 333-156883 on Form S-3.

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 5, 2021